Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kura Oncology, Inc. of our report dated February 27, 2015, with respect to our audits of the financial statements of Zeta Acquisition Corp. III for the years ended December 31, 2014 and 2013, which appears in the Zeta Acquisition Corp. III Form 10-K filed on February 27, 2015.

/s/ LWBJ, LLP

West Des Moines, Iowa

April 17, 2015